Exhibit 99.1
WESTERN REFINING, INC. ANNOUNCES ACQUISITION OF ASPHALT
TERMINALS IN SOUTHWEST UNITED STATES
     EL PASO, TX, MAY 1, 2006 – Western Refining, Inc. (NYSE: WNR) (“Western”) today announced that it has acquired an asphalt plant and terminal located in El Paso, Texas and asphalt terminals located in Phoenix and Tucson, Arizona, and Albuquerque, New Mexico from Chevron U.S.A., Inc. The asphalt plant and terminals were acquired by Western’s indirect, wholly-owned subsidiary, Western Refining Company, L.P.
     This acquisition supports Western’s strategy to process a significantly greater amount of sour crude oil in 2007, up to 50% of its El Paso refinery’s total crude oil throughput. The acquisition was made possible by certain rights Western received in connection with its purchase of Chevron’s El Paso refinery in 2003.
     “We are excited about our acquisition of these assets and welcome the dedicated and talented Chevron employees who have been operating these assets to the Western family. At the time we purchased Chevron’s El Paso refinery in 2003, the El Paso asphalt plant was operated as part of Chevron’s El Paso refinery and was connected to it by a pipeline. We continued to supply Chevron asphalt feedstock to this asphalt plant through the end of 2005. This acquisition strongly supports our ability to ‘sour up’ and process a significantly higher amount of sour crude oil in 2007 at our El Paso refinery. The lower cost of sour crude oil relative to sweet crude oil, combined with the current trend of historic high margins being realized in asphalt product sales, make the acquisition of these assets both timely and synergistic with our overall long-term strategy,” said Paul Foster, Chief Executive Officer of Western.
     Western Refining, Inc., headquartered in El Paso, Texas, is an independent crude oil refiner and marketer of refined products, operating primarily in the Southwest region of the United States, including Arizona, New Mexico and West Texas. The Company owns and operates a crude oil refinery in El Paso, Texas. Over 90% of the products produced at the Company’s refinery are light transportation fuels, including gasoline, diesel and jet fuel.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect the Company’s current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, the Company’s business and operations involve numerous risks and uncertainties, many of which are beyond the Company’s control, which could result in the Company’s expectations not being realized or otherwise materially affect the Company’s financial condition, results of operations and cash flows. Additional information regarding these and other risks are contained in the Company’s filings with the Securities and Exchange Commission.
Contact Information: Western Refining, Inc., El Paso, Texas, Scott Weaver, 915-775-3300